EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 1, 2016, with respect to the statements of condition including the related portfolios of Dividend Sustainability Portfolio 2016-1; International Dividend Sustainability Portfolio 2016-1; European Dividend Sustainability Portfolio 2016-1 and Global Dividend Sustainability Portfolio 2016-1 (included in Invesco Unit Trusts, Series 1626) as of February 1, 2016, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-208365) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                          /s/ GRANT THORNTON LLP

New York, New York
February 1, 2016